Exhibit 99.1

Benjamin L. Palleiko Named Chief Financial Officer of Ore Pharmaceuticals

GAITHERSBURG, Md.--(BUSINESS WIRE)--July 17, 2009--Ore Pharmaceuticals Inc. (Nasdaq:ORXE), announced today the appointment of Benjamin L. Palleiko as Senior Vice President and Chief Financial Officer, reporting to the President and CEO. In this role, Mr. Palleiko will lead all corporate financial activities, as well as work with the rest of the management team to drive Ore’s strategy and growth.

“We are extremely pleased to add Ben to our management team at this exciting point in Ore’s history,” said Mark J. Gabrielson, President and CEO. “Ben brings great depth and experience to Ore with his proven financial and strategic skills, and I look forward to working closely with him as we grow Ore into a successful pharmaceutical asset development company.”

Mr. Palleiko has lengthy industry experience as both a public pharmaceuticals company CFO and as an investment banker focused on the life sciences sector. Prior to joining the Company, Mr. Palleiko served as Principal of Intrepid Merchant Partners, LLC, a healthcare advisory and investments firm he founded in March 2006. From June 2006 to January 2009, Mr. Palleiko was Senior Vice President, Corporate Development and Chief Financial Officer of Penwest Pharmaceuticals Co., a publicly held specialty pharmaceuticals company. From March 2003 to March 2006, Mr. Palleiko served as Director, Head of Life Sciences Investment Banking at Suntrust Robinson Humphrey and from 2000 to 2002, he was Vice President, Investment Banking at Robertson Stephens, Inc. He has worked on over 40 financial and strategic transactions in his career that have raised in excess of $2 billion in capital. Mr. Palleiko is 43 years old and holds a MBA in Finance and a MA in International Relations from the University of Chicago, and a BA in Quantitative Economics from Tufts University. He is a veteran of the US Navy, with 14 years of active and reserve service as a Naval Aviator.

Mr. Palleiko said, “I’m excited to join Ore as it continues its evolution into a pharmaceutical asset development company. I believe that the strategy of Ore represents a unique solution to many of the challenges facing the industry today, and I look forward to contributing to the success of the company.”

Mr. Palleiko will be based in the Company’s office in Cambridge, MA.

Ore Pharmaceuticals Overview

Ore Pharmaceuticals Inc. (the “Company”) is a drug asset development company with a focus on acquiring and developing clinical-stage drug candidates that have already undergone substantial safety testing in humans. The Company currently has three compounds in its development pipeline: ORE1001, our lead compound, ORE5002 (tiapamil) and ORE5007 (romazarit). New therapeutic uses for each of these compounds were identified through the Company’s now discontinued drug repositioning program. In the fourth quarter of 2008, the Company completed a multiple ascending dose human tolerability Phase I clinical trial of ORE1001 under an Investigative New Drug Application (“IND”) filed with the FDA and expects to advance the compound into additional clinical trials as a potential treatment for inflammatory bowel disease.

Safe Harbor Statement

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements typically include the words “expect,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and similar expressions as they relate to Ore Pharmaceuticals or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly risks and uncertainties that may affect the Company’s operations, financial condition and financial results and that are discussed in detail in the our Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether the Company experiences difficulties or delays in the initiation, progress or completion of clinical trials for its compounds, including the ORE1001 trial, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that ORE1001 is effective as a treatment for diseases of commercial interest, whether the safety and/or efficacy results of the ORE1001 trial support an application for marketing approval in the United States or any other country; whether an application for marketing approval is accepted by the FDA or any other regulatory authority; whether there will be valid claims for indemnification from the buyers of our Genomics Assets; whether there will be claims from the landlords of the leased properties we have assigned to buyers of our Genomics Assets, the buyers of our Preclinical Division or the assignee of our Cambridge facility lease that we would be required to pay as guarantors of such leases; whether we will be able to collect amounts due under the terms of promissory notes from the buyers of our Genomics Assets and molecular diagnostic business; whether we will be able to manage our existing cash adequately and whether we will begin to generate sufficient new revenue from licensing and/or be able to obtain financing on sufficiently favorable terms to maintain our business and effect our strategies, including continuing compound development; whether we will be able to maintain our NASDAQ listing; whether we will be able to retain qualified personnel for our commercial drug development business; and potential negative effects on our operations and financial results from workforce reductions. Ore Pharmaceuticals Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Ore Pharmaceuticals Inc.
Ben Palleiko
SVP & CFO
617-649-2001
bpalleiko@orepharma.com